Exhibit 99.1

Press Release

Vuzix Reports Record Smart Glasses Sales in Q1 2023

- Revenue up 67% year-over-year and 44% quarter-over-quarter

ROCHESTER, N.Y., May 10, 2023 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its first quarter results for the three months ended March 31, 2023.

“2023 is off to a strong start driven by record smart glasses sales, which increased 67% year-over-year largely due to sales channel growth and increased customer adoption in North America that has effectively multiplied our salesforce in the US and other core strategic regions,” said Paul Travers, President and CEO. “During the quarter, we made strong progress in terms of product development, technology advancement and new business engagements. On the OEM side of our business, we continue to see an influx of customer interest including a growing number of requests for quotes associated with defense, consumer and enterprise focused customers, all of whom are interested in our waveguide and display engine solutions.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended March 31, 2023 and 2022, respectively:

	For Three Months Ended March 31
	($000s except per share amounts)
	2023	2022
Total Sales	$4,191	$2,503

Total Cost of Sales	3,315	2,027

Gross Profit	876	476
Gross Profit %	21%	19%

Operating Expenses:
Research and Development	3,070	3,103
Selling and Marketing	2,540	2,023
General and Administrative	5,132	5,453
Depreciation and Amortization	964	259
Impairment of Patents and Trademarks	18	50

Total Operating Expenses	11,723	10,890

Loss from Operations	(10,847)	(10,414)

Total Other Income (Expense)	607	(92)
Net Loss	(10,241)	(10,506)

Loss per Common Share	$(0.16)	$(0.16)

First Quarter 2023 Financial Results

For the three months ended March 31, 2023, total revenues increased by 67% to $4.2 million versus $2.5 million for the comparable period in 2022. The increase in total revenues was due to higher product sales and specifically significantly higher unit sales of M400 smart glasses. No engineering services revenues were booked in the current or prior period.

There was an overall gross profit of $0.9 million or 21% of revenues for the three months ended March 31, 2023 as compared to $0.5 million or 19% for the same period in 2022. This improvement was due to significantly higher product sales.

Research and Development expense was essentially flat at $3.1 million for the three months ended March 31, 2023 as compared to the prior year period.

Selling and Marketing expense was $2.5 million for the three months ended March 31, 2023, versus $2.0 million for the comparable 2022 period, an increase of approximately 26%. This increase was primarily due to higher salary and benefits expenses associated with increased headcount as compared to the previous year’s period.

General and Administrative expense for the three months ended March 31, 2023 was $5.1 million versus $5.5 million for the comparable 2022 period, a decrease of approximately 6%. The decline was primarily due to a decrease in non-cash stock-based compensation expense related to the Company’s LTIP (long-term performance-based equity incentive plan).

The net loss decreased for the three months ended March 31, 2023 to $10.2 million or $0.16 cents per share versus a net loss of $10.5 million or $0.16 for the comparable period in 2022.

The net cash flows used in operating activities for the first quarter of 2023 was $4.2 million as compared to a loss of $6.4 million for the first quarter of 2022. As of March 31, 2023, the Company maintained cash and cash equivalents of $63.2 million and an overall working capital position of $67.0 million.

Management Outlook

“Our bullish outlook for 2023 remains unchanged. For the full year, we have a strong book of business with identified opportunities, representing large deals and cornerstone customers on the enterprise and OEM side of our business that we expect to convert over the course of the calendar year. We also see substantial opportunity on the OEM/engineering services side of our business related to new programs for defense, consumers and enterprise. As a result, we expect to achieve record overall revenues in 2023 fueled by stronger sales of core smart glasses, OEM products and engineering services, and SaaS solutions within our Moviynt subsidiary,” said Mr. Travers.

“Although we are less than halfway through Q2, we are currently expecting another strong quarter that we expect will result in robust year-over-year growth in smart glasses products and solution sales in Q2. Our OEM business, which includes engineering services and waveguide and display engine sales, continues to gain momentum such that it will positively contribute to our top-line in Q2,” concluded Mr. Travers.

Conference Call Information

Date: Wednesday, May 10, 2023

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=0VAdRhHm.

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended March 31, 2023.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on May 10, 2023, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13738490.

About Vuzix Corporation

Vuzix is a leading designer, manufacturer and marketer of Smart Glasses and Augmented Reality (AR) technologies and products for the enterprise, medical, defense and consumer markets. The Company’s products include head-mounted smart personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality, as well OEM waveguide optical components and display engines. Vuzix holds more than 300 patents and patents pending and numerous IP licenses in the fields of optics, head-mounted displays, and augmented reality Video Eyewear field. Moviynt, an SAP Certified ERP SaaS logistics solution provider, is a Vuzix wholly owned subsidiary. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2023 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in: Rochester, NY; Oxford, UK; Munich, Germany; and Kyoto and Tokyo, Japan. For more information, visit the Vuzix website, Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com